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                                                                    EXHIBIT 99.1


HARKEN              HARKEN ENERGY CORPORATION UPDATE             10/15/99


     NEWS RELEASE                     FOR FURTHER INFORMATION CONTACT:
     NEWS 24.99                       J. MARC LEWIS: 281-717-1300
                                      FAX:  281-717-1420
                                      EMAIL:  mlewis@harkenenergy.com
                                      www.harkenenergy.com


                              FOR IMMEDIATE RELEASE

                        HARKEN GIVES BOLIVAR BLOCK UPDATE

         HOUSTON, TEXAS (OCTOBER 15, 1999) -- Harken Energy Corporation (AMEX:
"HEC") previously announced that, in response to the disappointing production test on the Laurel #1, it was reviewing technical data acquired in the drilling of the well to further understand the unexpected production problems encountered while drilling and testing the Laurel #1 well's Rosa Blanca structure.

         The Laurel #1 was the third Harken well drilled on the Company's 250,000 acre Bolivar Association Contract block in the Middle Magdalena Valley of Colombia. The Rosa Blanca formation in the Laurel #1 had log results similar to the earlier successful Catalina #1 well, which is approximately six kilometers to the northeast of the Laurel #1 location. The disappointing results of the Laurel #1 well has resulted in the Company deciding to temporarily delay construction of the flowline and additional drilling on this block until further analysis of the well can be completed.

         Over the next several weeks, the Company intends to conduct an extensive technical study to integrate the new log and core analysis data obtained from the prior vertical wells in the area, run pressure interference tests with surrounding vertical wellbores, collect fluid samples for comparison with old vertical wells and reevaluate the fracture model for both the Rosa Blanca and La Luna formations. Once this analysis is done, the Company will be better able to make prudent decisions regarding the location of future drilling on the block. While the analysis will provide helpful information, a full understanding of the complex field geology may only be obtained as Harken drills the additional planned wells.

         In the Laurel #1 well, the Company will utilize a workover rig to evaluate the damage to formation flow potentials caused by the lost drill string and the failure to maintain underbalanced conditions in the horizontal wellbore during drilling. These activities, which could take 30 days or longer, will hopefully provide information useful in determining if the well's production was limited due to mechanical or geological reasons.

         Stephen C. Voss, Harken's Executive Vice President and Chief Operating Officer stated that "The Laurel well logs obtained during drilling showed Rosa Blanca and La Luna oil columns at a substantial distance down dip from our prior Catalina #1 and Olivo #1 discoveries. The Company must now determine if an acceptable rate of oil production from the Laurel's Rosa Blanca formation can be achieved in spite of the mechanical problems."

         The Company is reviewing several options. If production does improve under extended testing, Harken could continue its plan to develop the area by drilling the planned La Luna location near the Laurel #1 wellbore. Fracture modeling indicates that the fracture system may be more favorable in the La Luna zone than that which was encountered in the Rosa Blanca formation. If the testing does not result in acceptable production rates from the Laurel's Rosa Blanca formation, the Company could utilize the Laurel wellbore to drill into the shallower La Luna formation. The third choice under consideration is to drill at a


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HARKEN              HARKEN ENERGY CORPORATION UPDATE             10/15/99



new location, balancing field delineation objectives with production and cash flow requirements.

         Substantial progress has been made on all of the flowline engineering and associated tubular materials bidding for the final step prior to issuing the construction contract for the flowlines to connect the Catalina field to the main area pipeline. As previously announced, the required environmental permits and financing to drill additional wells and build the flowlines are all in place. Management has decided to delay the actual construction of the flowlines until additional capacity is needed beyond the current trucking capacity of the Catalina and Olivo wells. Harken presently anticipates that the flowline construction will be initiated and completed in the first quarter of 2000.

         The long-term test permits for the Catalina #1 and Olivo #1 wells have recently expired and Harken is currently providing Ecopetrol with production reports and other data in order to resume production operations. During this down time, as originally planned Harken is revising the lift method and equipment on these two wells in order to increase their efficiency and daily production volumes. Harken believes that new equipment could substantially improve lift efficiency and production rates on each well.

         Mikel Faulkner, Harken's Chairman, stated that "We continue to have great expectations for the Bolivar block; however, it is critical that we have the proper technical understanding of the formation and how best to extract the oil. We are working to minimize the delay this additional technical analysis requires in our drilling plans."

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HARKEN ENERGY CORPORATION ("HARKEN") (AMEX: "HEC") EXPLORES FOR, DEVELOPS AND
PRODUCES OIL AND GAS RESERVES DOMESTICALLY AND INTERNATIONALLY. CERTAIN STATEMENTS IN THIS NEWS RELEASE REGARDING FUTURE EXPECTATIONS AND PLANS FOR INTERNATIONAL OIL AND GAS EXPLORATION AND DEVELOPMENT MAY BE REGARDED AS "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LITIGATION REFORM ACT. THEY ARE SUBJECT TO VARIOUS RISKS, SUCH AS THE INHERENT UNCERTAINTIES IN INTERPRETING ENGINEERING DATA RELATED TO UNDERGROUND ACCUMULATIONS OF OIL AND GAS, TIMING AND CAPITAL AVAILABILITY, DISCUSSED IN DETAIL IN THE COMPANY'S SEC FILINGS, INCLUDING THE ANNUAL REPORT ON FORMS 10-K AND 10-KA FOR THE YEAR ENDED DECEMBER 31, 1998. ACTUAL RESULTS MAY VARY MATERIALLY.